PFSweb, Inc. NasdaqCM:PFSW
FQ4 2020 Earnings Call Transcripts
Thursday, March 25, 2021 12:30 PM GMT
S&P Global Market Intelligence Estimates
Currency: USD
Consensus as of Mar-11-2021 7:31 AM GMT

Table of Contents
Call Participants	...............................................................................................................................	2
Presentation	...............................................................................................................................	3
Question and Answer	...............................................................................................................................	10

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Call Participants

EXECUTIVES

James Joseph Butler
Executive VP & President of LiveArea

Michael C. Willoughby
CEO & Director

R. Zach Thomann
Executive VP & President of PFS

Thomas J. Madden
Executive VP & CFO

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson
 B. Riley Securities, Inc., Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

ATTENDEES

Sean Mansouri
Gateway Group, Inc.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Presentation
Operator
Good morning, everyone, and thank you for participating in today's conference call to discuss PFSweb's financial results for the fourth quarter and full year ended December 31, 2020.
Joining us today are PFSweb's CEO, Mike Willoughby; the company's CFO, Tom Madden; the President of PFS, Zach Thomann; the President of Live Area, Jim Butler; and the company's outside Investor Relations Adviser, Sean Mansouri with Gateway Investor Relations. Following their remarks, we'll open the call for your questions.
I would now like to turn the call over to Mr. Mansouri for introductory comments.
Sean Mansouri
Gateway Group, Inc.
Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.
The full disclaimer related to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFSweb website under Safe Harbor Statement.
I would like to remind everyone that this call will be available for replay through April 8 starting at 11:30 a.m. Eastern this morning. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.
Now I'll turn the call over to Chief Executive Officer of PFSweb, Mike Willoughby. Mike?
Michael C. Willoughby
CEO & Director
Thank you, Sean, and good morning, everyone. Before beginning my prepared comments, I would like to congratulate both Jim Butler and Zach Thomann on their recent promotions to President of their respective business units. This recognition is indicative of our continued progress toward elevating our PFS and LiveArea brands in the marketplace and further optimizing our operational and financial performance.
Even more, their promotions speak to Zach and Jim's amazing performance over the past year, as they have partnered with me to lead our company through a truly unusual year and the most dynamic and unpredictable industry conditions we have ever faced.
I also thank our clients for continuing to trust us with their brands and for working with us through the unexpected turn of events, beginning last March through all the planning required to prepare for a successful holiday. The last year has proven the value of the true partnerships we have with our clients as opposed to the more typical customer vendor relationships in our industry.
Finally, and most importantly, I must thank our global PFSweb team for all the hard work and agility they have demonstrated over the past year, as we have implemented massive changes to our organization in response to the COVID crisis. The crisis has brought an abundance of challenges and opportunities, and our teams have dealt with the challenges with grace and perseverance, while making the most of the opportunities to drive the unprecedented growth we've experienced in 2020. Their performance over the past year has made it possible for us not to just survive the crisis, but to thrive as we look to exit the worst of the pandemic this year.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Now turning to our fourth quarter and full year performance. Our results reflect the strong operational momentum we built across both of our business units throughout the year. Fueled by robust e-commerce and holiday demand tailwinds, we experienced record fourth quarter and holiday volumes in PFS and continue to execute at high levels in LiveArea. Our teams have adapted to a rapidly evolving e-commerce landscape, carefully managing our costs and still preserved our usual high-quality of service for our clients and their customers. I'm deeply proud of the excellent performance throughout 2020.
Due to the robust demand environment, PFS was able to operate at a record level of scale last year, especially during the holiday season. Our record operational performance was due to the strategic agility we have built into our business model, allowing us to quickly optimize and ramp the necessary resources.
Our 2 newest fulfillment centers performed very well during the holiday season, successfully accommodating large holiday order volumes less than 3 months after they went live. We also made significant progress in our product strategy with a deployment of a CloudPick-based solution into one of our client's European fulfillment centers, and a rapid holiday deployment of RetailConnect in 5 stores for another current client. We expect to provide an important update regarding our progress with RetailConnect in the very near future.
After focusing in 2020 on providing the best possible service to our existing clients, as they dealt with unprecedented demand and working conditions, we entered this year with an expanded pipeline of brands and prospective clients who have learned the importance of having a capable and experienced partner, as they continue to emphasize e-commerce. We've already seen a healthy number of sales bookings to start the year, giving us confidence in our ability to perform within our targeted range of 5% to 10% for PFS service fee revenue growth, despite comparisons against a record-setting 2020.
We do expect continued COVID-related costs and higher fulfillment-related labor rates as well as some incremental costs associated with opening our new Las Vegas facility to temporarily pressure the adjusted EBITDA margins for PFS, and thus our consolidated results.
Zach Thomann will be on later with more details on our Q4 operations and our outlook for this segment, but our ability to continue delivering safe and exceptional customer experiences in this high-demand environment is a testament to the strong operational framework we have built. Zach, to you, Steve, Jamie and Mark, congratulations on an amazing year, and thank you for your hard work.
In LiveArea, the strategic investments we made during 2020 have allowed us to bolster our pipeline and the overall suite of services and resources we can offer our clients. With strength in sales and marketing leadership in place, our fourth quarter bookings rebounded to their second highest level in company history.
LiveArea has continued to make a strong recovery from the pandemic-related sales cycle disruptions we faced in the middle of the year. And with a record sales pipeline and a very strong sales bookings start to the year, we currently expect to perform within our targeted range of 10% to 15% for LiveArea service fee revenue growth with expanding adjusted EBITDA margins for this business unit.
Jim will give us a more thorough overview of this recovery and the exciting momentum we had built for the remainder of 2021. And Jim, to you, and Steve, Chris, Peter, Barry and Ashim and your entire team, congratulations for an amazing year. Job well done.
Overall, our company has responded to an accelerating and evolving commerce landscape with discipline, flexibility and excitement. Across both segments, our teams have made optimal and efficient use of our resources as well as key investments in support of our clients' immediate needs, our business' long-term growth strategy and our continual preparations for the future of retail and e-commerce.
Most importantly, we have ensured that all our teams remain safe and productive during the past year. Our remote corporate and contact center teams have operated smoothly, and we continue to invest in the sanitation and PPE resources needed to protect the health of our frontline fulfillment center personnel.
The adaptable and differentiated platform we have strengthened throughout 2020 has positioned PFSweb for continued strong execution as we look to the rest of the year. We'll have more to share on our progress and strategic priorities, but I first like to turn the call over to Tom to provide more details on our Q4 financial results as well as our outlook for the rest of 2021.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Tom, over to you.
Thomas J. Madden
Executive VP & CFO
Thank you, Mike, and good morning, everyone. Unless otherwise noted, all quarterly financial comparisons are to the fourth quarter of 2019, and all annual comparisons are to the full fiscal year 2019.
For Q4, our consolidated service fee equivalent revenue, or SFE revenue, increased 29% to $81.5 million. The increase was primarily driven by continued robust fulfillment activity in our PFS segment as well as growth from new and existing clients in our LiveArea segment.
Service fee gross margin in the fourth quarter of 2020 was 27.1% compared to 32.5%, with the decrease primarily due to a shift in our revenue mix towards a higher percentage of revenues generated from fulfillment services in PFS as well as increased fulfillment-related U.S. labor rates and sanitation cost during the quarter. These costs caused PFS' gross margin to come in below our typical guidance range of 25% to 30%, while LiveArea's gross margins remained within its mid range of its typical 40% to 50% guidance range during the quarter.
Let me provide a little more color on the PFS gross margin. There was some negative impact from our revenue mix as the growth in our fulfillment activity resulted in a larger percentage of PFS revenue being generated by the somewhat lower gross margin service category. Additionally, as we have discussed previously, starting toward the end of Q2 of 2020, we began experiencing increases in our ROE labor rates for both permanent and temporary frontline workers at certain of our U.S. fulfillment centers.
In the second half of 2020, we estimate that the labor rate increases impacted our cost by an incremental $3.3 million, including approximately $2.4 million in the fourth quarter alone. We also incurred an estimated incremental $1 million of PPE related cost during the year. While these costs pressured our margins during this period, our top priority was preserving the health of our team and ensuring that we continued performing at high levels for our clients. While we were successful in generating some surcharges from certain clients during the fourth quarter to partially offset these costs, there was still a negative impact on our fulfillment-related margins.
Additionally, our gross margin for the PFS segment was negatively impacted by reduced IT-related project, startup and technology activity.
SG&A cost were $23.1 million in the fourth quarter of 2020 compared to $18.0 million in the same period of 2019. These increases include expanded personnel-related costs, including non-cash stock compensation cost and variable compensation as well as the increased personnel to support our growth and to certain strategic hires aimed at expanding our service offering in the LiveArea segment. The increases also reflect the increased facility-related cost applicable to the opening of the new distribution centers.
Adjusted EBITDA in the fourth quarter of 2020 was $4.5 million compared to $6.3 million in the same period of 2019. Our adjusted EBITDA, which came in slightly below our targeted expectations, was impacted by the PFS gross margin pressures previously discussed as well as other personnel and facility-related costs.
Turning to the balance sheet. At December 31, 2020, cash and cash equivalents totaled $10.8 million, and total debt, excluding operating leases, was $42.5 million. This resulted in a net debt position of approximately $31.7 million. As a reminder, our net debt level was negatively impacted by approximately $7 million in 2020 from the discontinuance of a component of our service offering related to the credit card activity of applicable to one client. Overall, we remain comfortable with our liquidity position as we progress into 2021, and we believe we are well capitalized to navigate future changes in our industry environment, amid the pandemic.
Our capital expenditures in the fourth quarter of 2020 were approximately $1.7 million, primarily driven by the ramping operations at our new fulfillment centers. This brings our total 2020 capital expenditures to $8.9 million, including capital expenditures funded through debt and capital leases, which falls within our previously stated expectations.
Moving on to our 2021 outlook. We expect strong e-commerce demand to drive continued expansion of our service fees for both business segments. In light of these trends, we expect to achieve 2021 LiveArea service fee revenue growth of between 10% to 15% compared to 2020. For the PFS segment, we expect to generate 5% to 10% service fee revenue growth compared to 2020.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

With this revenue growth, in conjunction with our continued company-wide focus on cost management, we expect to generate improved consolidated adjusted EBITDA margin expansion in 2021 compared to 2020, inclusive of our investments to support additional capacity in sales in PFS and sales and delivery resources in LiveArea.
For the March 2021 quarter, our current expectation is for overall service fee revenue to increase in the 10% to 12% range compared to the first quarter of 2020, but we do expect a reduced EBITDA level -- adjusted EBITDA level due to some of the continuing incremental wage and COVID costs we outlined earlier as well as certain incremental costs to support our growth initiatives in LiveArea.
A few other items to add regarding calendar year 2021 guidance. We continue to target overall service fee gross margins in the 30% to 35% range, relatively in line with the full year performance for 2020. As always, this will be impacted by the proportion of infrastructure-related PFS services versus the higher-margin professional services and technology product-related service fee activity.
We expect our product revenue will continue to decline from the $23 million that we generated in 2020 to a level of $16 million to $18 million in 2021. Our expected gross margin on this product revenue is expected to be in the 4% to 5% range.
We do expect an increase in cash-based operating expenses in 2021, primarily related to sales and marketing expenses as well as incremental personnel and facility costs to support our targeted growth. We expect our total D&A expense to range between $8 million to $9 million, relatively consistent with 2020.
We expect a decrease to our stock compensation expense in 2021 to approximately $6 million to $8 million, but this is difficult to predict due to the ongoing fluctuations in our market share price. For interest expense, we expect to maintain a relatively stable level as compared to 2020 and expect a moderate increase in income tax expense. These, of course, are subject to change given the uncertainty amid COVID-19, and we will communicate any updates to these expectations as necessary.
This concludes my prepared remarks. I'll turn the call over to Jim to walk through operational highlights in LiveArea. Jim?
James Joseph Butler
Executive VP & President of LiveArea
Great. Thanks, Tom, and good morning, everyone. LiveArea continues to benefit from the steady investments in our sales and marketing teams and the introduction of new services, which have fueled our recovery from the pandemic-related disruptions we experienced in midyear 2020.
I am thrilled that our sales bookings rebounded in Q4 as we achieved our second highest level of sales bookings in company history. Our combined project and engagement ACV totaled an estimated $22 million.
During the quarter, we added 9 new logos that have further fueled our revenue backlog for 2021. Brands are placing increasing emphasis on ensuring that their front and back office operations are comprehensive, efficient and tailored the customer needs as they respond to the obvious acceleration of e-commerce as the primary channel.
To break our Q4 performance down, we booked 52 projects worth a combined estimated $17.3 million in project value during Q4. This compares to 56 projects in the year-ago quarter with a combined for then estimated $11.5 million in project value. We also booked 24 engagements for LiveArea worth a combined estimated $4.7 million in annual contract value or ACV. This compares to 16 engagements worth a combined then estimated $9.1 million in ACV in the year-ago quarter.
Turning to our yearly performance. We booked 178 projects worth a combined estimated $50.1 million in project value. This compares to 194 projects and then estimated $38.9 million. Our engagement bookings for the full year totaled 79 for an estimated $23.7 million in ACV compared to 62 bookings worth then estimated $22.9 million. This brings our total 2020 bookings, projects plus engagements for LiveArea to $78.3 million (sic) [$73.8 million] compared to our then estimated $61.8 million in 2019.
As pleased as I am with our Q4 performance and our sales team's performance through a very difficult COVID year, I'm even more excited with the momentum we have carried over into 2021, with the largest pipeline of LiveArea opportunities in the history of the company. Our later-stage pipeline, where we have been verbally awarded the work and

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

are finalizing the commercial terms, suggests that Q1 2021 will almost certainly set an all-time sales booking record, comping our previous record in Q1 of last year.
Regardless of whether the timing of the contract signatures all occur before the end of Q1, the late-stage pipeline at such an early part of the year suggests that 2021 will be another year of continued double-digit growth.
We're also seeing an increase in follow-on projects with many of our launches. Follow-on projects could be even larger than the initial project, and they add to that critical reoccurring component of our revenue backlog, which provides us good visibility and confidence in the strength of our revenue stream over the next several quarters.
Attracting top talent to LiveArea is very critical to our growth strategy as we continue to rapidly evolve our service offering. In Q3, we announced the addition of Barry Fiske as our new SVP of Global Experience and Innovation to elevate our award-winning design services. Barry's contributions in Q4 were substantial, including the addition of 3 new service offerings, NXT Intelligence, service design and product innovation, along with repositioning our other services in the more structured service offerings of Connected Commerce, performance marketing and orchestrated services.
To help deliver on the new services at scale, we recently announced the appointment of Rashmi Sethi as Group Creative Director and head of our newly incubated Innovation Lab and Creative Studio in Bangalore, India. As we design and build prototypes and accelerators for global clients, this new facility will act as a centralized hub for these initiatives and leverage other members of Barry's team across the globe. Further, it will establish a broader footprint for LiveArea in India and the APAC region.
As we look at our record sales pipeline and strong backlog headed into Q2, we're seeing impressive strengthening in opportunities with our most strategic partner, Salesforce. I'm very excited to see an increase in multi-cloud opportunities, which serves to strengthen our strategic value as a Salesforce partner.
I'm also encouraged to see a bit of a rebound in SAP CX and what was known as SAP Hybris opportunities, with several large B2B projects in various stages of our pipeline and in implementation. With an eye to the ever-evolving platform landscape, we've also continued to deepen our partnerships with commerce platforms such as BigCommerce, Commercetools and, most recently, Yotpo, an e-commerce marketing platform provider.
LiveArea and Yotpo partnered last year to build and launch a customer loyalty program for Nuun & Company, a leading sports hydration brand. We also recently announced that we have since expanded this collaboration into multiple experience redesign projects for Nuun's online store.
In addition to the great work we're doing for Nuun and many others, LiveArea won top honors in the annual AVA Digital Awards competition. As I've said in past calls, I'd love to win, and this recognition is a team win, which is the best kind of win that I can think of.
This year, my team won a total of 6 awards, including 4 for client work. I was thrilled that we earned 2 gold awards for our work with Saks Fifth Avenue, which launched a new digital storefront built by LiveArea on Salesforce Commerce Cloud, in time for the 2020 holiday. Luxury Detail (sic) [ Luxury Daily ] named Saks Fifth Avenue Luxury Retailer of the Year for its adaptability and successful digital advancements amid the COVID-19 pandemic, and it's certainly gratifying to be a big part of their success.
I'm also encouraged that our award-winning work should position us very well to continue to support Saks as they embark on an exciting transformation focused entirely on their online channel. With the exciting initiatives we have underway and the record sales pipeline momentum we have built, our team has done an excellent job of advancing our business development and improving our clients' capacity to offer premium digital customer experiences around the globe.
We anticipate driving strong growth through the rest of 2021 and look forward to further leveraging our comprehensive platform to support our momentum. The future looks very, very bright for LiveArea.
With that, I'll turn the call over to Zach to review highlights from PFS. Zach?
R. Zach Thomann
Executive VP & President of PFS

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Thanks, Jim. As Mike mentioned at the beginning of the call, our team outpaced our record Q2 2020 volumes, with a record fourth quarter and delivered on our client commitment to ship holiday season order volumes with incredible speed, efficiency and success. We quickly scaled and ramped our operational areas to meet our clients' elevated order loads and deliver a great customer experience at a time when many retailers and service providers struggled to deliver for Christmas.
I'm very proud of my business management and transportation teams who had to work very closely with the transportation partners and our carrier network to drive improved deliverability to ensure our clients' customers had a great fulfillment experience.
Executing for our clients during this entire COVID period, but especially during Q4, has required unanticipated investments, including the rapid launch of 2 new distribution centers, temporary COVID workplace safety measures and expanded use of temp agencies and seasonal labor during Q3 and especially in Q4. These investments enabled us to perform at the high levels required for our clients, which led to our record revenue results.
While these investments have had and will continue to have an impact on our bottom line until we fully exit the pandemic, I believe weathering this transient margin pressure is key to further strengthening the stickiness of our client relationships and our competitive position in the market, while setting us up nicely to capture future growth. We then anticipate the profitability improvements to come as we move into a post-COVID world.
Moving on to our holiday performance. As many of you saw in the Q4 highlights we published in January, our fourth quarter marked the largest order fulfillment quarter we have experienced in our company's history. Relative to Q4 of last year, the total number of orders we fulfilled grew 88% to nearly 11 million orders.
During November and December, we processed over 4 million customer orders each month, fulfilling over 2 million orders during Cyber Week alone. For the full year, we processed over $3 billion in gross merchandise value through fulfillment activity and an additional $400 million for order to cash platform-only clients. In our financial services operations, the total payment transactional value we processed in 2020 increased 51% year-over-year to $1.4 billion.
The strategic investments we made to expand our fulfillment center footprint and capacity, as well as our distribution and contact center personnel, allowed us to swiftly address these elevated holiday order volumes. To elaborate on what Mike shared earlier about our 2 newest fulfillment centers, we had our new Dallas area DC operating at full capacity during the holiday season. This conveniently located center allowed us to expand our daily output capacity, fulfill orders for several existing clients from more than one facility and run full e-commerce fulfillment programs for key brands, including Kendra Scott.
In Europe, our new fulfillment center in Liege, Belgium also performed at high levels during the season, allowing us to accommodate accelerating European volumes. Our ability to get these facilities ramped and performing so effectively less than 3 months after opening demonstrates both our agility and our ability to scale that is core to our operating model.
Now briefly to review our Q4 bookings in PFS. We signed 4 new engagements worth a combined estimated $1.7 million in annual contract value, or ACV, compared to 3 new engagements worth a then estimated $6.4 million of ACV in the year-ago quarter. This brings our total 2020 bookings for PFS to $14.3 million in ACV compared to $34.5 million in 2019. While current client engagements clearly grew organically and expanded in scope at an unexpected pace, new bookings did experience pressure due to the complications related to COVID throughout the middle of the year.
New opportunities began to build towards the back half of the year, setting up nicely for 2021 with anticipated Q1 bookings showing a clear rebound back to levels we saw in early 2019. I believe our sales cycle is currently benefiting from our strong performance for clients in 2020 and our much improved PFS brand presence in the market as well as the obvious e-commerce demand tailwinds.
As we uncovered in our recent study with Arlington Research, the 2020 holiday peak season offered retailers an urgent glimpse into the long-term trends that will guide our industry. Even as brick-and-mortar retail gradually recovers from last year's pandemic-related challenges, brands and retailers broadly recognize the need to shift their operations to a digital-first approach and facilitate additional omnichannel investments and order fulfillment capabilities.
The current operating environment has validated the need for growing brands to carefully choose their e-commerce partners and, despite the complications, I am confident that our performance for our clients will continue to pay dividends for our growth.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

In response to client demand, we have recently announced the opening of our newest fulfillment center in North Las Vegas, Nevada. Our new facility will expand our North American fulfillment center footprint to 7 facilities and will be strategically located near the North Las Vegas Airport, allowing us to improve our capacity for servicing clients with large West Coast customer bases.
In conjunction with this newest opening, we have signed a new contract with a large skincare company that is set to go live in Q2 of this year. Our services with this client will not only make use of our new North Las Vegas facility, but also our fulfillment and transportation management services from our Memphis and Toronto area fulfillment centers.
Expanding our utilization of 3 North American PFS facilities for the skincare client and getting our newest facility ramp demonstrates that our operational momentum from 2020 has already carried over into this year. Our ability to scale and optimize our existing infrastructure has allowed us to maintain our high quality of service for current clients in a dynamic environment.
I am extremely proud of our performance throughout 2020, and I'm very grateful for our distribution and contact center teams for their tireless work and deep dedication to our clients during the holiday season. Our agile business model has more than proven its resilience over the past year, and we greatly look forward to the opportunities ahead for PFS.
I'll now pass the call back to Mike for closing remarks. Mike?
Michael C. Willoughby
CEO & Director
Thank you, Zach, and before wrapping up my comments, I want to clarify, just, in case you missed it, the total 2020 bookings for LiveArea projects plus engagements was $73.8 million compared to $61.8 million in 2019.
Now wrapping up our prepared comments, I'm very proud of the operational and financial results for 2020. Our ability to adeptly navigate a changing retail environment, all while carefully managing our costs and performing strongly for our clients, demonstrates the strong foundation we have built across our business.
We estimate our PFS business sustained $4 million to $5 million of incremental cost in 2020 from the safety-related cost and from wage rate volatility and wage inflation in the back half of the year and cost associated with the rapid launch of 2 new fulfillment centers.
And while we are all more than ready to close this COVID chapter of our lives, we are still very much in the COVID complicated world, and our PFS business continues to sustain for most of 2021 these safety-related costs and expected wage inflation compared to pre-COVID wage rates.
As we plan this year to exit pandemic conditions in the geographies we operate, we are working to reduce or eliminate these increased COVID costs and adjust our pricing to reflect post-COVID reality for workplace safety and wages. Though we certainly would like to see more of the benefits of the scale we are creating flow to the bottom line in the near term, we are confident that the tailwinds we are currently seeing across our business, evident in our 2020 top line results and our 2021 expectations, will result in significant benefits to our profitability as we look to a post-COVID future that I believe is very exciting for our business.
As always, Tom and I are happy to engage with our investors to share our exciting business updates and answer questions, including making ourselves available by phone and available for questions right now. Michelle, we'll open up the call for questions and answers.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Question and Answer
Operator
[Operator Instructions] And our first question comes from Kara Anderson with B. Riley.
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
Great job on the performance for your clients all throughout 2020. I did want to ask on what was the biggest driver or surprise on the EBITDA margin mix to your mid-December internal expectations that you put out there and then the timeline for when you think the changes you're making will happen in terms of bringing PFS gross margin back within its targeted range. Like is that a 2Q, 4Q event? And then the last piece of it is just to elaborate on the LiveArea adjusted EBITDA margin.
Michael C. Willoughby
CEO & Director
Okay. I'll take the first 2, Kara. So as we were, I think, indicating in August and then again in November, we certainly were seeing an increase in wage rates and a volatility associated with wage rates, particularly with seasonal and temporary labor that we received from our various partners.
And -- while in Q3, the elevated volumes were flatter than that we saw in Q2, we did expect that we would continue to see that volatility in that inflation as we head into Q4. The difficulty heading into Q4 was really estimating both the overall quantity of order fulfillment volumes that we would experience and also the distribution of those volumes across that time period, and you may remember that we were hoping for a broad distribution where we would start late October to see a ramp that carried through sort of more smoothly than we might typically see in a peak holiday, and we did see some of that.
We did see an earlier than normal ramp with 2 weeks before Thanksgiving starting to ramp early, but we also did see a very traditional Cyber Monday-looking week, which did cause us to rely even more on seasonal and temporary labor, which had a higher-than-normal markup on top of wages that were higher.
And so as the actual labor cost came in, in that 2-, 3-week period, they were just higher than we had estimated, not by a lot, but by enough to affect that adjusted EBITDA margin and to pressure that just a little bit below the range that we had communicated back in November.
Does that answer both of the questions, Kara? Or did I miss the second one?
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
The other part of it was just kind of the timeline for when you think you can get back in your targeted range.
Michael C. Willoughby
CEO & Director
Timing. Yes. Well, that's the big question for the year, right? So clearly, one of the things that we're looking for is a signal in the geographies that we operate from governmental authorities and medical experts on when we can start to reduce social distancing, potentially alter screening processes and change our policies around PPE.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

And so far, the expectation has been set to continue procedures that we've had in place now for almost 9 months. But some of the CDC guidance regarding what happens in schools has changed recently, and so we're hopeful that we'll start to see an easing, and we'll be able to start modifying those procedures. That should help us to start to reduce our cost associated with workplace safety, maybe even here in the next couple of months, but it remains to be seen.
The biggest variable, obviously, as you looked at the statistics that Tom quoted and that I indicated in my wrap-up comments is around the labor costs. We have expectations currently that, in the back half of the year, we will adjust our mix to have more permanent FTEs in our workforce as compared to temporary and seasonal employees that we're bringing in from agencies. So that mix change should help with adjusted EBITDA margins in the PFS business. And we're also looking for stabilization of those wage rates, which I believe probably has to be a post-COVID stabilization. So we'll be monitoring in the back half of Q2 and early Q3, two things. One is, how does the supply and demand situation in our core markets, especially in Memphis, affect what -- how wages actually stabilize according to market demand.
They'll probably stabilize at a higher rate than pre-COVID levels, but it's possible to stabilize at a rate lower than what we saw in Q3 and Q4 and are seeing in Q1 of this year. We'll just have to see.
The other variable that we're monitoring is federal policy and whether or not federal policy will set a bar for wages and what that might look like as far as how it ramps in.
Frankly, either of those 2 things, a stable wage market or federal policy will then put us in a position to go to clients with permanent price changes to reflect the changed cost.
In the meantime, and I hope that this is not true, but in the meantime, if we enter the back half of the year, especially Q4, still in a COVID complicated situation, then we'll be having conversations with clients about holiday surcharges, similar to what we did last year. And we did have about $1.2 million of surcharge-related revenues from clients to help offset some of the holiday costs. So it did help some, but obviously not completely offsetting our increased cost.
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
That's super helpful. And then on the LiveArea side.
Thomas J. Madden
Executive VP & CFO
Yes. And Kara, on the LiveArea side, so for the year, for 2020, our direct contribution or kind of adjusted EBITDA percentage for the LiveArea business was relatively stable with the 2019 level, so somewhere in kind of the 15-ish percent range.
As you look at Q4, it was lower than that, and a couple of big components of that were related to the -- some of the strategic investments in terms of personnel that we were making in order to drive some of the growth initiatives that we have for 2021 as well as some increased personnel-related cost and variable compensation and that type of stuff.
So we -- normally, the Q4 period comes in a little bit lower just because there's a little bit higher level of PTO time that takes place during that quarter as compared to some of the other quarters during the year, so that came into account as well. But it's kind of combination of those things again.
But for the year, our LiveArea performance came in relatively in line with the prior year. And as we indicated in our prepared comments, we do expect some adjusted EBITDA expansion for the LiveArea business as we look at 2021.
James Joseph Butler
Executive VP & President of LiveArea
Yes, Tom, just to add to that. It's -- these were purposeful investments that were made. We took advantage of a market that was really struggling when we were doing well, and so we picked up some of the best talent in the marketplace during this period. So these were purposeful sort of investments that we made.
Tom hit on some of the other highlights, but building an Innovation Lab, as I talked about before, and bringing on people like Barry really are immediately showing dividends for those investments. So a very, very smart move from my perspective.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
Great. And then just one more. Can you guys talk about the cadence of the growth in the 5% to 10% range for PFS throughout the year as you kind of lap certain periods like maybe 2Q of last year?
Michael C. Willoughby
CEO & Director
Yes. Well, the second quarter is going to be a challenging comp, as you know, Kara. We do have new clients coming on to the platform, clients that we booked and either implemented or are implementing at this time.
One of them is the client that Zach mentioned that is kind of an anchor client in our new Vegas facility, along with several of our current clients that are going to be moving into that facility. Those will start to contribute in that facility during Q2, probably a bit more to the back half of Q2.
So it's likely that we'll have a challenging comp for PFS in Q2, but some of that new client growth and the continued elevated volumes we're seeing with current clients will help to hopefully narrow that gap. And then as we look in Q3 and Q4, we would expect at this point to see strong growth, both from continued organic growth with our current clients as we expand those relationships, move them into new geographies and with, as we mentioned, what's looking like a very strong bookings quarter for PFS in Q1.
Hopefully, that rebound continues into Q2, and we'll start to see new client revenues contributing in Q3, Q4. So I think it's going to look kind of back loaded. I think we'll have a good Q1 from a growth perspective year-over-year. Q2 should be a difficult comp. And then you'll see Q3 and Q4 making up to help us achieve that 5% to 10%.
Operator
Our next question comes from Mark Argento with Lake Street Capital.
Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division
I got a couple of segment kind of margin questions, in particular, looking at LiveArea. I know Jim had just mentioned some of the investments and taken advantage of the marketplace.
If you step back and look at that business, and it got on an annualized basis, what do you think a good target EBITDA margin is for that business? I know I think it was as high as almost 19% back in 2018. Last year in '19, or I should say, in 2019, roughly 15%.
I haven't done the math on what it shook out for this year, but obviously somewhere below that. Is this a mid- to high teens EBITDA margin? How do you guys think about long-term opportunity in terms of segment margins for that business?
Michael C. Willoughby
CEO & Director
Mark, I'll let Tom answer this question specifically about future expectations, but I'll comment a little bit on where we were back in 2016, 2017 time frame, maybe even as we headed into 2018.
We were, at that point, under-investing -- significantly under-investing in sales and marketing in our LiveArea business, which is the primary reason that we saw the revenue declines in '18 and '19. And so as you look at the decisions we made to bring Jim in and to really significantly invest in top-tier sales talent, it clearly has paid the dividends we expected with regard to top line revenue growth, but it has come with some impact to the bottom line in the short term.
We would expect that as we grow LiveArea, you would demonstrate scale on top of that somewhat fixed infrastructure. You're not going to grow your sales and marketing spend as quickly as the top line revenue growth would indicate. So we would expect, from the levels that we're at now, including starting this year, to start to see that adjusted EBITDA margins expand.
And I'll let Tom kind of talk about what we think of the sort of normalized or normative levels would be in that business.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Thomas J. Madden
Executive VP & CFO
Yes. Thanks, Mike. Yes. So for calendar year 2020, the -- we call it adjusted EBITDA, but it's kind of direct contribution percentage, if you will, for the LiveArea business was about 14.7%, which was just down slightly from the 2019 levels of 15.4%, so both within that kind of 15% range. As we anticipate going forward, as Mike alluded to, we do expect to benefit from the scale of the business as it continues to grow, while still balancing some of the ongoing investments that we want to make there to support that growth. I would anticipate that we -- over the next 3 to 4 years, we should be moving towards that high teens as a percentage of service fee revenue as we go forward.
So we should be able to see an improvement in that direct contribution percentage as we go forward just from being able to benefit off and leverage off a higher revenue stream as we go forward.
Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division
Got it. That's helpful. And then just pivoting to the ops business. In terms of the contracts and the way these are structured in terms of, again, a peak, in particular in Q4 around the holidays and the opportunity for surcharges, it seems like you guys are getting pinched. I'm sure UPS or FedEx or whoever you guys use, they get surge pricing. Everybody is getting surge price, and you guys are kind of stuck in the middle.
Given how mission critical the services you guys are providing, any thoughts on your ability to be able to be more aggressive with some surcharges, instead of really taking it on the chin when everybody else is effectively killing it?
Michael C. Willoughby
CEO & Director
Yes. It's a great question, Mark. And historically, our ability to go to clients with some sort of exceptional program has really been around the holiday when all the chips are down for our clients as far as betting on holiday, and that certainly was the case this last holiday where we were going to say, this is going to be an exceptional holiday, we really need to have some help as we look at some of these exceptional costs. And we did get some help. It's just as I indicated earlier, some of those costs came in a little bit higher than we expected, even as we were rolling into Q4.
The real issue is, while we do have in virtually all of our contracts clauses, cost of living adjustment-type clauses that allow us to have a conversation with the client as our costs are increasing, and frankly, the more that those costs are actually indicated in some of the indices that are out there, which, to this point, you really haven't seen that, but we may actually start to see inflation indexes catching some of these increased costs, the more there is an opportunity to have sort of a long-term pricing discussion, instead of sort of a temporary surcharge-related discussion.
And then it's just a question of timing. Within a client relationship, you have only so many opportunities to sort of go to the well, and we want to make sure that we're going to a client with somewhat stable information. We don't want to go to a client and say, "Look. We're experiencing sort of very near-term cost increase. We want to pass along a permanent price increase and leverage that relationship in that way." We really want to -- and our clients expect us to have a little bit better handle on what this permanent situation may be.
And then the difference between us and the transportation carrier is the transportation carrier operates in a commodity environment. If you don't like your UPS rates, then you can switch to FedEx or you can switch to a local delivery carrier. You can move your volumes around and not necessarily lock into a long-term contract with a carrier.
We have these 3- to 5-year contracts that we're operating with clients, and we need to take into account that our most important mission is to take care of those clients and protect those annuity revenue streams for the long term. So we want to be careful about the timing associated with going back to a client talking about adjustment.
But I really think the difference is a matter of a quarter or 2 versus sort of stepping out too early and potentially over leveraging a client relationship and possibly putting at risk that longer-term annuity revenue stream.
Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Got it. I mean, I'm assuming that effectively, Amazon are setting the wage rage prep-package-ship type employees, especially around the holidays. And I mean, that's obviously difficult given their scale, their ability to even pay up, so that's obviously something that you need to contend with.
And just lastly in terms of the minimum wage laws, are you guys -- is that an issue for you in terms of instant maybe uptick in terms of additional cost here, depending upon how some of these wage rate laws roll out?
Michael C. Willoughby
CEO & Director
Yes. Mark, I would think that a macro change that sets officially a different bar is helpful for us with conversations with clients because, at that point, you truly have a macro change that affects everybody. So you've got a level playing field that's official.
I actually think that in most markets, we're not paying anywhere close to minimum wage for the labor that's in our facilities. Quite a bit above that. So the big question is if a minimum wage change comes into effect and how that actually is phased in, if it's phased in, how does that reset the bar overall, does it really just bring kind of the minimum up to the effective levels that most of us are already operating at or does it cause sort of all wages to adjust at a higher level. It's hard to say, but I think some action by federal government, some guidance is actually helpful for us because, at this point, it just creates more uncertainty, and the market will naturally adjust to the new levels.
And of course, we continue to look at other ways to offset labor costs, such as increasing automation in our facilities and, as I said earlier, kind of balancing the mix between full time versus the seasonal and part time, which has to do with making sure we are paired up with our clients appropriately to see what their forecast might be. And hopefully, this year, as we go into the back half of the year, forecasts are a little bit clearer than they were as we went into Q4, which was definitely a rodeo last Q4.
But generally speaking, we would probably appreciate guidance from the federal government versus this uncertainty that we currently have.
Operator
Our next question comes from George Sutton with Craig-Hallum.
George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division
I just want to follow on to the North Las Vegas and the large win that you had that will move forward. As we think about the trend in the industry right now, it's very much around these smaller regional fulfillment centers.
If we look forward 24 to 36 months, is that what we're going to continue to see are additional facilities like these that give you the ability to serve larger and larger parts of the world?
Michael C. Willoughby
CEO & Director
Yes. George, I think that's exactly what you're going to see. You're going to see us taking a more agile approach to the way that we open and operate facilities.
Similar to what you've seen in the opening of the Freeport facility here in Dallas, with our rapid opening of Riverside in Liege area and what we're currently doing in Las Vegas, although we're not on as pressured a timeline in Vegas, which is nice, but the philosophy around opening that facility is exactly the same, lightweight infrastructure, highly productized operations that are very repeatable and that we can move our teams around, and they're working with a toolbox that's very, very familiar.
And it's relatively low CapEx compared to most of our competitors and how they would open a facility. So I think you will see an evolution, not only in our network, but in any e-commerce fulfillment network to multi-node more smaller hosted facilities.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

And then the second thing that I think you'll see is colocation with clients like you saw us do with the client in Europe where we moved our CloudPick-based solution into their facility and operated about 10% of their European fulfillment volumes out of that CloudPick solution in their facility during Q4. We're in a position to deploy CloudPick into a client facility with their concrete and their labor, but our technology and operational assistance, which is at a higher margin than core fulfillment services.
And RetailConnect obviously plays a big part in that, where you're moving a fulfillment node into a metro area or multiple metro areas and colocating with a client in their stock room to help them do that. As I said, we'll have, I think, a very exciting update for RetailConnect here, hopefully, in the next couple of weeks, but I'm very excited about our ability to deploy both of those solutions in creating not only our own hosted multi-node, multi-tiered network, but also leveraging client facilities to further position inventory closer to the consumer and minimize transportation cost for our client as their inventory is closer to the consumer.
Operator
Our next question comes from Ryan MacDonald with Needham.
Ryan Michael MacDonald
Needham & Company, LLC, Research Division
Mike, given the rising cost environment we seem to be in around wages and sanitation, would love to hear more about the initiatives around CloudPick and RetailConnect.
Given you're now through another holiday season and that continues to scale, would love to know as you sort of look at those offerings, how much scale is a percent of fulfillment volumes with your customers? Do you think those solutions can address? And is there a way to sort of include that more new booking conversations moving forward to maybe offset some of these rising costs?
Michael C. Willoughby
CEO & Director
I think, Ryan, for the medium and long term, the answer is yes. I think that there's a way for us to use the product initiatives to not only offset cost within our cost of fees associated with labor and concrete, but also to see margin expansion, both gross margins in the PFS business and adjusted EBITDA margin. It depends on how successful we are in actually rolling those products out. This is the year for us to transition from this beta or pilot phase, especially with RetailConnect, into a production year where we are moving it into client environments and production.
And one of the things that will be really interesting for us to see, as we start to have clients operating in production with RetailConnect is what percent of their order volumes are they able to send to stores for fulfillment. Our first client that we're working with in this pilot mode saw, according to them, a 30% increase in productivity inside their stores using RetailConnect compared to the previous omnichannel solution they were using that had manual fulfillment processes.
And because of that, they were able to increase the order volumes they were pushing to their stores. Their aspiration, as they look to the future, is to use their stores more for fulfillment as a percent of their total order fulfillment volumes. And so if that's the case, and that's the consistent trend as we talk -- roll this out to more clients, then that could be exciting, and we could see that become a material part of our revenues.
And we would start to call that out separately as a separate category of revenue, like we do right now for our call center and fulfillment, and give you some more details. But hopefully, this is the year where you'll start to get bookings details associated with RetailConnect and possibly CloudPick.
Operator
At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.
Michael C. Willoughby
CEO & Director

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

Thank you, Michelle. I'd like to thank everyone that attended the call early this morning, and we look forward to speaking with our investors and analysts as we report our first quarter results in May, which is just around the corner. So thank you for being with us this morning.
Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation. Everyone, have a great day.

PFSWEB, INC. FQ4 2020 EARNINGS CALL | MAR 25, 2021

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